Exhibit 4.1

ASSIGNMENT

 For value received Zika Diagnostics, Inc. f/k/a Watermark Group, Inc. hereby sell(s), assign(s) and transfer(s) unto Robert Salna, a Canadian citizen all of its right, title, and interest in the following Promissory Note:

MakerPrincipal Amount  Date

Co-Diagnostics, Inc.$445,000 March 20, 2017

A copy of which is attached hereto and incorporated herein, and hereby irrevocably constitutes and appoints Ted Murphy attorney to give notice of and record the transfer the said Note on the books and records of the Transferor described herein, with full power of substitution in the premises.

Dated: March 27, 2017 NAME: Zika Diagnostics, Inc.

/s/

 Ted Murphy, President & CEO